                                                                      EXHIBIT 99


ACLARA BIOSCIENCES, INC. DECLARES DIVIDEND DISTRIBUTION
OF PREFERRED SHARE PURCHASE RIGHTS


Mountain View, California, March 19, 2001 -- The Board of Directors of ACLARA BioSciences, Inc. (Nasdaq: ACLA) has adopted a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to enable all ACLARA BioSciences, Inc. stockholders to realize the long-term value of their investment in the Company. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in 2011.

        "ACLARA has adopted this shareholder rights plan as a mechanism to protect shareholders during a period when uncertainty in the financial markets has resulted, in our opinion, with the company being significantly undervalued," said Joseph M. Limber, President and CEO.

        Pursuant to the Rights Plan, the ACLARA BioSciences, Inc. Board declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of ACLARA BioSciences, Inc. common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $40.50. The ACLARA BioSciences, Inc. Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

        The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all ACLARA BioSciences, Inc.

stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of ACLARA BioSciences, Inc. without paying all stockholders a control premium.

       If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of ACLARA BioSciences, Inc. having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of ACLARA BioSciences, Inc. If ACLARA BioSciences, Inc. is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

        The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on April 6, 2001. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

        ACLARA BioSciences, Inc. is a leading developer of microfluidic lab-on-a-chip technology, with access to the wide range of technology and intellectual property required to address multiple high-value, high growth segments of the genomics and pharmaceutical drug screening markets. The Company is developing advanced tools for drug discovery and genomics using its proprietary microfluidics array technology and assay chemistries. By performing integrated sample processing and analysis on plastic microfluidic array LabCard(TM) devices, these tools enable the rapid, parallel processing of large numbers of samples while requiring only minute volumes of expensive or rare reagents. For more information on ACLARA BioSciences, Inc., please visit the Company's Web site at www.aclara.com.